UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 10, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing  obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 10, 2009, Central European Media Enterprises Ltd. (the “Company”) and its wholly owned subsidiaries Central European Media Enterprises N.V. (“CME NV”) and CME Media Enterprises B.V. (“CME BV”) entered into a purchase agreement with certain initial purchasers providing for the issuance and sale by the Company of €200.0 million 11.625% Senior Notes due 2016 (the “Note Offering”). The notes will be sold to investors at a purchase price equal to 98.261% of their face amount. The obligations of the Company are to be secured by guarantees issued by CME NV and CME BV, pledges of the shares of CME NV and CME BV as well as the assignment of certain contractual rights of the Company and CME BV. The proceeds of the Note Offering are to be applied towards repayment to the European Bank for Reconstruction and Development (“EBRD”) of the outstanding principal amount of €127.5 million owed under the Company’s loan agreements with EBRD, as well as the repurchase of €63.2 million in aggregate principal amount of the Company’s outstanding 8.25% Senior Notes due 2012 pursuant to the tender offer described in Item 8.01 below. A copy of the press release relating to the Note Offering is attached hereto as Exhibit 99.1.

Item 8.01	Other Events

On September 11, 2009, the Company announced the final results of its previously announced tender offer launched on September 7, 2009 to repurchase for cash a portion of its 8.25% Senior Notes due 2012 (ISIN:XS0218213816 (Regulation S).  The tender offer was open to non-U.S. holders only and expired at 4:00 p.m. London time on September 10, 2009. The Company has accepted for repurchase valid tenders of notes totaling €63.2 million in aggregate principal amount at a purchase price of €970 per €1,000 principal amount of notes. Settlement is expected to occur on September 21, 2009. The notes repurchased in the offer will be cancelled. A copy of the press release relating to the tender offer is attached hereto as Exhibit 99.2.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

99.1	Press release of Central European Media Enterprises Ltd., dated September 11, 2009.

99.2	Press release of Central European Media Enterprises Ltd., dated September 11, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: September 11, 2009	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer